Exhibit 3.15

Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS FILED FROM AND INCLUDING THE RESTATED CERTIFICATE OR A MERGER WITH A RESTATED CERTIFICATE ATTACHED OF “HPC HOLDINGS, LLC” AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

RESTATED CERTIFICATE, FILED THE FIFTH DAY OF NOVEMBER, A.D. 2014, AT 11:23 O’CLOCK A.M.

Jeffrey W. Bullock, Secretary of State
4542177 8100X	AUTHENTICATION: 2312449
150548149	DATE: 04-22-15

You may verify this certificate online at corp.delaware.gov/authver.shtml

.	State of Delaware Secretary of State Division of Corporations Delivered 11:23 AM 11/05/2014 FILED 11:23 AM 11/05/2014 SRV 141372192 - 4542177 FILE

AMENDED AND RESTATED

CERTIFICATE OF FORMATION

OF

HPC HOLDINGS, LLC

It is hereby certified that:

1. The name of the limited liability company (hereinafter called the “Company”) is HPC Holdings, LLC.

2. The Company filed its original Certificate of Formation with the Delaware Secretary of State on May 2, 2008, under the name “HPC Holdings, LLC”.

3. Pursuant to provisions of Section 18-208 of the Delaware Limited Liability Company Act, the Certificate of Formation of the Company is hereby amended and restated to read in its entirety as follows:

FIRST:	Name. The name of the limited liability company (the “Company”) is HPC Holdings, LLC.

SECOND:	Registered Office and Registered Agent. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware, 19801. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has duly executed this Amended and Restated Certificate of Formation on behalf of HPC Holdings, LLC as of the 5th day of November, 2014.

/s/ Gregory T. Knipp
Gregory T. Knipp
Authorized Person